Consent of Independent Accountants


The Board of Directors and Stockholders
Orange-co, Inc. and Subsidiaries:

We consent to incorporation by reference in the registration statement (No. 33-17386) on Form S-8 of Orange-co, Inc. and subsidiaries of our report dated December 2, 1994, relating to the consolidated balance sheet of Orange-co, Inc. and subsidiaries as of September 30, 1994 and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedules for the year then ended, which report appears in the September 30, 1994 annual report on Form 10-K of Orange-co, Inc. and subsidiaries.


                                   KPMG Peat Marwick LLP
                                   ---------------------
                                   KPMG Peat Marwick LLP


Orlando, Florida
December 2, 1994